November 29, 2006

Dear Shareowner:

As you may know, the Board of Directors of The Lazard Funds, Inc. (the “Fund”) has approved a proposal to merge the Lazard Equity Portfolio (the “Equity Portfolio”) into the Lazard U.S. Strategic Equity Portfolio (the “Strategic Equity Portfolio”). This merger would be accomplished through the exchange of assets, and the assumption of liabilities, of the Equity Portfolio attributable to its Institutional Shares and Open Shares for Institutional Shares and Open Shares, respectively, of the Strategic Equity Portfolio, and the distribution pro rata of Strategic Equity Portfolio shares received in the exchange to shareholders of the Equity Portfolio. The exchange will not be a taxable event.

A shareholder meeting convened for purposes of considering the approval of the Plan of Reorganization to affect the exchange was scheduled for Wednesday, November 29th. However, to ensure that all shareholders had the opportunity to consider the Plan of Reorganization and the related Prospectus/Proxy Statement, the shareholder meeting has been adjourned until 9:00 a.m. on Thursday, December 28th. The adjourned meeting will be held at the offices of the Fund, 30 Rockefeller Plaza, 58th Floor, Conference Room A, New York, New York.

We have enclosed for your review and consideration a copy of the Prospectus/Proxy Statement. As noted, the Board of Directors of the Fund has unanimously approved the proposed reorganization and recommends that you vote FOR the proposal. If you do not vote your shares using the enclosed proxy card or by attending the meeting and voting in person, then Lazard Asset Management LLC, which has voting discretion over those shares, will vote them in the same proportion as votes cast by other Equity Portfolio shareholders over which it does not have voting discretion.

Please review the enclosed materials carefully before you vote. If you have any questions after considering the materials, please call 1-800-823-6300.

Very truly yours,

Charles Carroll
President, The Lazard Funds, Inc.